Exhibit 23.2

March 12, 2024

PHX Minerals Inc.

1320 South University Drive, Suite 720

Fort Worth, Texas 76107

Ladies and Gentlemen:

We hereby consent to the use of the name Cawley, Gillespie & Associates, Inc., to references to Cawley, Gillespie & Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from the reports listed below in, and the incorporation by reference of such information into, the Registration Statement on Form S-3 of PHX Minerals Inc. to be filed with the U.S. Securities and Exchange Commission on or about March 12, 2024, and any amendments or prospectus supplements filed with respect thereto (collectively, the “Form S-3”):

•	Report as of December 31, 2023 on Reserves and Revenue of Certain Properties with Interests Attributable to PHX Minerals Inc;

•	Report as of December 31, 2022 on Reserves and Revenue of Certain Properties with Interests Attributable to PHX Minerals Inc.; and

•	Report as of September 30, 2022 on Reserves and Revenue of Certain Properties with Interests Attributable to PHX Minerals Inc.

We also consent to the incorporation by reference of our reports of third party dated March 13, 2023 and January 23, 2024, which were filed as exhibits to the Annual Report on Form 10-K of PHX Minerals Inc. for the year ended December 31, 2023, into the Form S-3.

Very truly yours,

/s/ W. Todd Brooker

W. Todd Brooker, President
CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693